EXHIBIT 10.18


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT WITH RESPECT TO SUCH NOTE WHICH IS EFFECTIVE UNDER SUCH ACT, (ii) RULE 144 UNDER SUCH ACT, OR (iii) ANY OTHER EXEMPTION FROM REGISTRATION UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES. IN THE CASE OF TRANSFERS OR OTHER DISPOSITIONS MADE OTHERWISE THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT, THE HOLDER SHALL, AT DEBTOR'S REQUEST, PROVIDE OPINION OF COUNSEL SATISFACTORY TO DEBTOR THAT SUCH REGISTRATION IS NOT REQUIRED.

                               AURA SYSTEMS, INC.
                             SECURED PROMISSORY NOTE


                              $250,000 No._________

                                                              September 4, 2001
                                                        Los Angeles, California

                  AURA SYSTEMS, INC., a Delaware corporation (the "Debtor"), for value received hereby promises to pay to The Carl Albert Trust dated July 7, 1991, Carl Albert, Trustee, or its registered assigns (the "Holder"), the sum of Two Hundred Fifty Thousand Dollars ($250,000), or such lesser amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest hereon, as set forth below, which shall be due and payable on the earliest to occur of (a) (1) February 28, 2002, (2) receipt by Debtor from Telemac Corporation of at least Two Hundred Sixty Thousand Dollars ($260,000) pursuant to that certain Cancellation Agreement, dated November 30, 1998, with a remaining amount due to Debtor of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) plus all accrued and unpaid interest, or (3) receipt by Debtor from CRS of at least Two Hundred Sixty Thousand Dollars ($260,000) of the past-due amount of Eight Hundred Thousand Dollars ($800,000) due to Debtor (the earliest to occur of (1), (2) and (3) being the "Maturity Date") or (b) when declared due and payable by Holder subsequent to the occurrence of an Event of Default.

                  1. Interest and Payment. This Note shall bear interest on the unpaid principal balance hereof at a rate of ten percent (10%) per annum (the "Interest Rate"), compounded monthly on the first day of each month. Interest shall be calculated on the basis of a 360 day year and charged for the actual number of days elapsed. Interest on the unpaid principal balance of this Note shall be due and payable on the Maturity Date or at the time of any prepayment permitted hereunder. Payment of the principal of, and interest on, this Note shall be made in cash, in lawful money of the United States of America, at such address as Holder shall designate; provided that if no later than the Maturity Date or five (5) days prior to any prepayment permitted hereunder, as applicable, Debtor and Holder have agreed upon the value of options to purchase shares of Debtor's common stock (the "Interest Options") or a procedure for valuing the Interest Options, then Holder may elect (in lieu of cash) to receive payment of the principal of, or interest on, this Note (or both) in Interest Options.

     2. Events of Default. If any of the events specified in this Section 2 shall occur (herein individually referred to as an "Event of Default"), the Holder of the Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to Debtor:

                    (a) If Debtor  shall have  failed to pay the full  amount of outstanding principal due under this Note and any unpaid accrued interest hereon, as of 5:00 p.m. Los Angeles, California time on the Maturity Date; or

                    (b)  The   institution   by  Debtor  of  proceedings  to  be
               adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of Debtor, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by Debtor in furtherance of any such action; or

                    (c) If, (i) within sixty (60) days after the commencement of an action against Debtor (and service of process in connection therewith on Debtor) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of Debtor stayed, or (ii) the stay of any such order or proceeding shall thereafter be set aside, or (iii) within sixty (60) days after the appointment without the consent or acquiescence of Debtor or any trustee, receiver or liquidator of Debtor or of all or any substantial part of the properties of Debtor, such appointment shall not have been vacated.

     3. Remedies. Upon the occurrence of an Event of Default, and so long as such Event of Default continues, the entire balance of principal together with all accrued interest shall bear interest at the Interest Rate plus three percent (3%). No delay or omission on the part of the Holder in exercising any right under this Note or the Security Agreement (as defined below) will operate as a waiver of such right.

     4. Attorneys' Fees. Debtor shall pay the reasonable fees and expenses of counsel to Holder in connection with the preparation and execution of this Note and the Security Agreement. If this Note is not paid when due or if any Event of Default occurs, Debtor shall pay all costs of enforcement and collection, including without limitation, reasonable fees and expenses of counsel, whether or not any action or proceeding is brought to enforce the provisions hereof.

     5. Security. This Note is secured by the Security Agreement of even date herewith, by and between Debtor and Holder (the "Security Agreement"), under which Holder has been granted a first priority security interest in the Initial Collateral (as defined in the Security Agreement).

     6. Exchange of Note. Holder shall be entitled to exchange this Note for another Note representing the same rights, upon surrender of this Note at the principal office of Debtor. Also, on receipt of evidence reasonably satisfactory to Debtor of the loss, theft, destruction or mutilation of the Note, and in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory to Debtor or, in the case of mutilation, on surrender and cancellation of the mutilated Note, Debtor at its expense shall execute and deliver, in lieu of the Note, a new Note of the same form and amount.

     7. Prepayment. Debtor may, without premium or penalty, prepay all or a portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal repaid calculated to the date of such prepayment.

     8. Waiver. Debtor hereby waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note, and expressly agrees that, without in any way affecting the liability of Debtor hereunder, Holder may extend the Maturity Date, accept additional security, release any party liable hereunder and release any security now or hereafter securing this Note. Debtor further waives, to the extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Note, or on the Security Agreement or any deed of trust, security agreement, lease agreement, guaranty or other agreement now or hereafter securing this Note.

     9. Amendment. All amendments to this Note require the written consent of Debtor and Holder.

     10. Interest Rate Limitation. It is the intent of Debtor and Holder in the execution of this Note and the Security Agreement that the loan evidenced hereby be exempt from the restrictions of the usury laws of the State of California pursuant to Section 25118 of the California Corporations Code. Debtor and Holder stipulate and agree that none of the terms and provisions contained herein or in the Security Agreement shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the State of California. If Holder collects monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of the State of California, all such sums deemed to constitute interest in excess of such maximum rate will, at the option of Holder, be credited to the payment of the sums due hereunder or returned to Debtor.

     11. Signatures. If this Note bears the signatures of individuals who were the proper officers of Debtor at the time of signing, such signatures shall bind Debtor, notwithstanding that any such individuals shall have ceased to hold such offices prior to the delivery of this Note.

     12. Notices. All notices to Debtor under this Note shall be in writing and addressed to Debtor at 2335 Alaska Avenue, El Segundo, California 90245, Attn:
General Counsel and Corporate Secretary, or to other such address of Debtor as Debtor may notify Holder.

     13. Governing Law. This Note shall be construed, interpreted and governed by the laws of the State of California, without regard to its conflicts-of-law provisions.

     14. Headings. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.

                [Remainder of This Page Intentionally Left Blank]

     In witness whereof, Debtor has caused this Note to be executed by its Chairman and attested by its Secretary, as of this 4th day of September, 2001.

                                              Aura Systems, Inc.


                                           By  ______________________________
                                               Harry Kurtzman
                                               Chairman and CEO



                                           By  ______________________________
                                               Michael Froch
                                               Secretary